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ANNUAL STEPPED UP DEATH BENEFIT RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date,  or if later,  the date shown below.  Terms not defined in this Rider have the meaning given to them in the Contract.  The "Death  Benefit"  section of the
Contract is deleted in its entirety and replaced with the following:

DEATH BENEFIT

A Death  Benefit  will be paid upon the death of the Owner  prior to the Annuity
Start Date while this Contract is in force. If any Owner is a Nonnatural Person, the Death Benefit will be paid upon the death prior to the Annuity Start Date of the  Annuitant  or a Joint  Owner  that is a  natural  person.  If an Owner is a
Nonnatural  Person,  the amount of the Death  Benefit is based on the age of the
Annuitant or any Joint Owner that is a natural  person on the Contract Date. The
Death Benefit  proceeds  will be the Death Benefit  reduced by any Premium Taxes due or paid by SBL and any pro rata Account  Charge.  The Death  Benefit will be paid to the  Designated  Beneficiary  when due Proof of Death  and  instructions regarding payment for each Designated Beneficiary are Received by SBL.

The  Death  Benefit  is  determined  as of the  date  due  proof  of  death  and instructions  regarding payment for each Designated  Beneficiary are Received by
SBL and will be the greatest of:

(1)   the sum of all Purchase  Payments made by the Owner (not including  Credit
      Enhancements),  less the sum of all  partial  Withdrawals  and  Withdrawal
      Charges deducted from Contract Value;

(2)   Contract Value, less any Credit Enhancements  applied during the 12 months preceding the date of the Owner's death; or

(3)   the Stepped-Up Death Benefit.

The Stepped-Up Death Benefit is determined as follows:

1.    The greater of (a) or (b) below as of any  Contract  Anniversary  prior to the oldest Owner reaching age 81:
      (a)   the sum of all Purchase  Payments made by the Owner, less the sum of
            all  partial   Withdrawals  and  Withdrawal  Charges  deducted  from
            Contract Value; or
      (b)   Contract Value; plus
2.    any Purchase Payments received since the applicable Contract  Anniversary;
      less
3.    any  reductions  caused by Withdrawals  and  Withdrawal  Charges since the applicable Contract Anniversary; less
4.    any Credit Enhancements applied during the 12 months preceding the date of the Owner's death.

Notwithstanding the foregoing,  if any Owner was age 81 or older on the Contract
Date,  or if due  proof of death and  instructions  regarding  payment  for each
Designated  Beneficiary are not received by SBL within six months of the date of the Owner's  death,  the Death Benefit will be as follows:  Contract Value as of the  date due  proof  of  death  and  instructions  regarding  payment  for each
Designated Beneficiary are received by SBL, less any Credit Enhancements applied during the 12 months preceding the date of the Owner's death.

If a lump sum payment is requested the payment will be made in  accordance  with any laws that govern the payment of Death Benefits.  The Designated  Beneficiary may choose to receive the Death  Benefit in the form of annuity  payments  under one of the Annuity Options, subject to any requirements under applicable law.

SBL will deduct a charge for this Rider as shown on page 3 against your Contract
Value held in the  Subaccounts.  The charge will be computed and  deducted  from each  Subaccount on each  Valuation  Date and is factored into the  Accumulation
Unit Values on each  Valuation  Date.  This charge will be deducted from Current
Interest  with respect to your  Contract  Value held in the Fixed  Account.  The charge for this Rider is  guaranteed  not to increase  after it has been issued.
SBL will not deduct the charge from Fixed Account  Contract  Value to the extent such charge  exceeds the amount of Current  Interest in excess of the Guaranteed
Rate. The Owner may not add or delete this rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

Roger K. Viola
Secretary

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Rider Effective Date
(If Other Than Contract Date)

V6070 (9-00)